UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 9, 2008

AE BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51354	84-0925128
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Offices)

(408) 213-0940
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Joint Development Agreement

On June 12, 2008, AE Biofuels, Inc., (the “Company”) announced that on June 9, 2008 its wholly-owned subsidiary, AE Biofuels Americas, Inc. (“AEBA”) entered into a Joint Development Agreement (JDA) with DS Development SA (“DSD”), a subsidiary of DS Group, a Belgian holding company globally active in the agro-industrial sector. The JDA outlines the mutual commitment of the parties for the development, construction, ownership and operation of a new biodiesel plant in Argentina with an annual production capacity of 75 million gallons (the “Project”).

The Project is located in San Lorenzo, Argentina, on the Paraná river. Under the JDA, the parties will register a joint venture company and create a joint venture trust (“UTE”) in Argentina to develop the Project. At that time, and subject to certain additional closing conditions, including the financing conditions described below, AEBA, or another subsidiary of the Company, will acquire 90% of UTE and DSD will acquire 10% of UTE.

AEBA or an affiliate thereof will advance UTE not less than US$16 million, which will be used to acquire the real property on which the Project will be constructed and provide initial project financing. DSD shall provide the various permits, land purchase agreement, storage, fobbing and supply contracts necessary to begin the Project. Additional debt financing for the development of the Project will be obtained from third parties, which is currently estimated at approximately US$35 million. Notwithstanding the foregoing, neither AEBA nor any of its affiliates, including the Company, is obligated to provide or guarantee any financing for the Project other than costs associated with a preliminary engineering contract and certain consulting fees.

If a contract to acquire the real property is not signed within 120 days after execution of the JDA, or a firm commitment in an amount required to fund the entire Project is not received within 180 days after execution of the JDA, or the funding necessary to finance the entire Project has not been received within 240 days after execution of the JDA, DSD is not obligated to close the transaction and may continue to develop the Project by itself as sole owner, and AEBA is relieved of any further obligation.

Under the JDA, the UTE will be responsible for the development of the Project. It is anticipated that the development, engineering, procurement and construction will be provided to the Project by De Smet Engineers and Contractors, an affiliate of DSD (“DSEC”), pursuant to a turn-key EPC contract that will be negotiated and entered into by and between the UTE and DSEC. Costs incurred under the EPC contract and otherwise under the JDA subsequent to the closing of the transaction will be borne by the UTE.

The JDA contains provisions providing for mutual indemnification by the parties, certain representations and warranties, and other provisions that are customary to agreements of this nature.

This description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Forward - Looking Statements

Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in AE Biofuels, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2008.

 Item 9.01 Financial Statements and Exhibits.
(d) Exhibit 10.1 Joint Development Agreement dated June 9, 2008, between AE Biofuels Americas, Inc. and DS Development S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AE Biofuels, Inc.

Date: June 13, 2008	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer and Chairman of the Board

/s/ William J. Maender
William J. Maender
Chief Financial Officer